Exhibit 4

SECOND AMENDMENT TO
UNSECURED CREDIT AGREEMENT

This Second Amendment (“Second Amendment”) is made by and among the parties hereto as of this 22nd day of October, 2004, to that certain $100,000,000 Unsecured Credit Agreement originally dated as of May 7, 2002, by and among The Empire District Electric Company, as Borrower, UMB Bank, N.A., individually and as Administrative Agent (“Agent”), Bank of America, N.A., individually and as Syndication Agent and the other financial institutions party thereto, as Lenders, as previously amended as of April 17, 2003, (the “Agreement”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 2.1 of the Agreement is hereby amended by deleting the text “April 17, 2005” appearing in the first sentence thereof and inserting the text “May 31, 2006” in lieu thereof.

2.	The pricing schedule set forth on Exhibit B to the Agreement is hereby replaced with a new Exhibit B in the form attached hereto and incorporated herein by reference.

3.	Section 4.3 of the Agreement is hereby amended by changing the title thereof to “Extension Fee” and deleting the text thereof in its entirety and inserting the following in lieu thereof: “As of May 31, 2005, and thereafter as of May 31 of each year if the Revolving Credit Termination Date is extended for an additional year, the Company shall pay to the Agent for the ratable account of the Banks an extension fee equal to 0.10% of the total Revolving Credit Commitments of all of the Banks as of such date (whether or not then in use or available). In the event any Bank receives its ratable portion of an extension fee for any year during which it does not remain a party to this Agreement for the entirety of such year and does not obtain an assignee lender pursuant to Section 11.17(a) on its own, such Bank shall pay to any assignee lender obtained by the Agent the portion of the extension fee such Bank received which is attributable to that portion of such year during which such Bank is not a party to this Agreement. In the event the Company terminates this Agreement prior to the then effective Revolving Credit Termination Date, the Company shall pay to the Agent for the ratable account of the Banks all extension fees which would have been otherwise payable to the Agent for the ratable account of the Banks if the Company had not terminated this Agreement prior to the Revolving Credit Termination Date.”

4.	The definition of “Closing Date” in Section 1.1 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof: “Closing Date” shall mean October 22, 2004.

5.	A new definition is hereby added to Section 1.1 which shall read as follows: “Effective Date” shall mean the later of (i) the Closing Date or (ii) the date as of which the Company receives the approval of the Kansas Corporation Commission to enter into the Agreement or any applicable amendment thereto.

6.	A new Section 7.16 is hereby added to the Agreement which shall read as follows:

“7.16 Patriot Act.

The Agent hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Agent’s policies and practices, the Agent is required to obtain, verify and record certain information and documentation that identifies the Company, which information includes the name and address of the Company and such other information that will allow the Agent to identify the Company in accordance with the Act.

The Company shall (a) ensure, and cause each subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Company or any subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not sue or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.”

7.	A new Section 4.9 is hereby added to the Agreement which shall read as follows:

“4.9 Extension of Termination Date.

The Company may from time to time request one (1) year extensions of the Revolving Credit Termination Date. Each such request must be in writing and delivered to the Agent not later than January 31st of each year. Upon receipt of any such request, the Agent will notify the Banks thereof. No Bank, including the Agent, has any obligation to consent to a requested extension. Not later than May 31st of each year, each Bank shall advise the Agent in writing of whether it consents to or rejects any such requested extension. All Banks which reject such request shall, subject to all other provisions of this Agreement, continue as a Bank pursuant to the terms of this Agreement until the then-scheduled Revolving Credit Maturity Date at which time all indebtedness hereunder of the Company to Banks rejecting such extension shall be payable in full. All Banks which consent to such extension shall execute an amendment to this Agreement prepared at the direction of the Agent to effect the extension of the Revolving Credit Termination Date as between the Company and the Banks consenting to the extension. The Banks consenting to the extension shall have the right but not the obligation to assume the Rights and Obligations of the Banks rejecting the extension in the manner provided in Section 11.17(b) hereof.

In the event the Banks consenting to the extension assume less than all of the Rights and Obligations of the Banks rejecting the extension, the Agent shall seek, pursuant to the terms of Section 11.17(b) hereof, one or more lenders which are not Banks to assume such remaining Rights and Obligations.”

8.	A new Section 11.17(b) is hereby added to the Agreement which shall read as follows:

“(b) Replacement Banks. If at any time prior to the Revolving Credit Termination Date a Bank determines that it does not desire to continue as a party to this Agreement and has not obtained an assignee lender to which all of its rights and obligations under this Agreement (“Rights and Obligations”) may be assigned, subject to being reasonably acceptable to the Company, pursuant to Section 11.17(a) hereof, such Bank shall promptly give written notice thereof to the Agent. Upon receipt of any such notice, the Agent shall notify the Company and advise all of the other Banks of such notice and, subject to the Company’s consent which shall not unreasonably be withheld, all of such other Banks, including the Agent, shall have the right, but not the obligation, to assume a portion of such assigning Bank’s Rights and Obligations hereunder. Any Bank desiring to assume a portion of such assigning Bank’s Rights and Obligations hereunder shall, within such reasonable period as determined by the Agent, so advise the Agent in writing of the aggregate amount of the assigning Bank’s Rights and Obligations hereunder that it desires to assume, but in no event shall such aggregate amount be less than $3,000,000. In the event the total of all aggregate amounts of such Rights and Obligations desired to be assumed by the other Banks exceeds the total amount of the Revolving Credit Commitment of the assigning Bank hereunder, the Agent shall allocate the assigning Bank’s Rights and Obligations hereunder to the other Banks which advised the Agent of their desire to assume a portion of such Rights and Obligations on a pro rata basis determined by multiplying the amount of the assigning Bank’s Revolving Credit Commitment by fractions for each of such other Banks, the numerator of which for each such other Bank shall be the amount of such Bank’s Revolving Credit Commitment and the denominator of which shall be $100,000,000 minus the amount of the assigning Bank’s Revolving Credit Commitment. In the event that the other Banks desire to assume less than all of the assigning Bank’s Rights and Obligations hereunder, the Agent shall, in good faith, promptly seek one or more lenders which are not Banks, but which must be reasonably acceptable to the Company, to assume such remaining Rights and Obligations. The assignment of the assigning Bank’s Rights and Obligations pursuant to this Section 11.17(b) shall be made pursuant to the provisions of Section 11.17(a); provided, however, the assigning Bank, instead of the assignee lender, shall pay to the Agent an aggregate processing and recordation fee of $4,000 and any out-of-pocket attorney’s fees incurred in connection with the Assignment Agreement or Agreements for assignee lenders which are already Banks which are a party to this Agreement. Nothing stated in this Section 11.17(b) shall require the Agent to obtain an assignee lender to assume all of the assigning Bank’s Rights and Obligations hereunder not assumed by the other Banks or release the assigning Bank from any of its Rights and Obligations hereunder until an Assignment Agreement or Agreements have been executed pursuant to Section 11.17(a) with respect thereto.”

9.	Section 11.17(b) is hereby redesignated 11.17(c).

10.	Until the Effective Date, the Agreement as amended as of April 17, 2003, shall remain in full force and effect.

11.	By execution hereof, the Company confirms that no Event of Default has occurred and is continuing.

12.	All terms and conditions of the Agreement not expressly modified herein shall remain in full force and effect as if this Second Amendment had not been executed and delivered by the Company.

13.	This Second Amendment may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

14.	This Second Amendment and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Missouri, except conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment and it shall be effective as of the Effective Date.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By: _______________________________________________
Name:	Gregory A. Knapp
Title:	Vice President — Finance and CFO

UMB BANK, N.A., individually and as Administrative Agent

By: _______________________________________________

Name: _____________________________________________

Title:   _____________________________________________

Address: Attention:	1010 Grand Boulevard Kansas City, MO 64106 Charles J. Wolf

BANK OF AMERICA, N.A., individually and as Syndication Agent

By: _______________________________________________
Name: Title: Address: Attention: Telephone No.: Telecopy No.:	Eric A. Escagne Vice President 800 Market Street, 12th Floor St. Louis, MO 63101 Eric A. Escagne 314-466-6112 314-466-6744

M & I MARSHALL & ILSLEY BANK, individually

By: _______________________________________________
Name: Title: Address: Attention: Telephone No.: Telecopy No.:	Gregg Weyer Vice President 770 North Water Street Milwaukee, WI 53202 Nenita Yumang 262-938-8675 262-938-8684

LASALLE BANK NATIONAL ASSOCIATION, individually

By: _______________________________________________
Name: Title: Address: Attention: Telephone No.: Telecopy No.:	Jim Binz First Vice President One North Brentwood, Suite 950 St. Louis, MO 63105 _____________________________________ 314-613-1917 314-621-1612

WELLS FARGO BANK, N.A., individually

By: _______________________________________________
Name: Title: Address: Attention: Telephone No.: Telecopy No.:	Jennifer Mihelic Assistant Vice President 4100 North Mulberry Drive Suite 105 Kansas City, MO 64116 Jennifer Mihelic 816-584-8275 816-587-9537

COMERICA BANK, individually

By: _______________________________________________
Name: Title: Address: Attention: Telephone No.: Telecopy No.:	Mark J. Leveille Commercial Banking Officer 500 Woodward Avenue — MC 3269 Detroit, MI 48226 Mark J. Leveille 313-222-3958 313-222-9516

Exhibit B

The Empire District Electric Company
(the “Company”)

Pricing Schedule

Basis for Pricing	Level I A–/A3	Level II BBB+/Baa1	Level III BBB/Baa2	Level IV BBB–/Baa3	Level V BB+/Ba1	Level VI <BB+/Ba1
Applicable Margin for ABR Portions	0.0 bps	0.0 bps	0.0 bps	0.0 bps	50.0 bps	100.0 bps
Applicable Margin for LIBOR Portions	72.5 bps	82.5 bps	92.5 bps	112.5 bps	145.0 bps	170.0 bps
Facility Fee Rate	15.0 bps	17.5 bps	20.0 bps	27.5 bps	40.0 bps	45.0 bps
Utilization Fee Rate	12.5 bps	12.5 bps	12.5 bps	12.5 bps	25.0 bps	25.0 bps
Drawn Cost (<33% usage)	87.5 bps	100.0 bps	112.5 bps	140.0 bps	185.0 bps	215.0 bps
Drawn Cost (>33% usage)	100.0 bps	112.5 bps	125.0 bps	152.5 bps	210.0 bps	240.0 bps

For purposes of utilizing the above schedule:

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A3 or better or the Company’s S & P Rating is A– or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is Baa1 or better or the Company’s S & P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I or II Status and (ii) the Company’s Moody’s Rating is Baa2 or better or the Company’s S & P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II or III Status and (ii) the Company’s Moody’s Rating is Baa3 or better or the Company’s S & P Rating is BBB– or better.

“Level V Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II, III or IV Status and (ii) the Company’s Moody’s Rating is Ba1 or better or the Company’s S & P Rating is BB+ or better.

“Level VI Status” exists at any date if, on such date, the Company has not qualified for Level I, II, III, IV or V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“S & P Rating” means, at any time, the rating issued by Standard & Poor’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined from time to time in accordance with the foregoing schedule based on the Company’s Status as determined from its then-current Moody’s Rating and/or S & P Rating; provided, that, if the Company does not have both a Moody’s Rating and an S & P Rating at closing, Level VI shall apply until the Company first receives either a Moody’s Rating or an S & P Rating. The credit rating in effect on any date for the purposes of the foregoing schedule is that in effect at the close of business on such date. If, at any time, the Company ceases to have both a Moody’s Rating and an S & P Rating, Level VI Status shall exist. If, at any time the Company has only a Moody’s Rating or an S & P Rating, but not both, the Status shall be determined by reference to such rating.

If the Company is split-rated and the differential between ratings is one level, the higher rating will apply. If the Company is split-rated and the differential between ratings is two levels or more, the intermediate ratings at the midpoint will apply. If there is no midpoint, the higher of the two intermediate ratings will apply.